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                                                                   EXHIBIT 23.2

                                  [LETTERHEAD OF KPMG]


                             INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Harmon Industries:

We consent to the incorporation by reference in this registration statement on Form S-4 of our report, dated February 11, 2000, relating to the consolidated balance sheets of Harmon Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Harmon Industries, Inc. and to the reference to our firm under the heading "Experts" and "Harmon Selected Consolidated Historical Financial Data" in the prospectus.


                                       /s/ KPMG LLP


Kansas City, Missouri
July 25, 2000